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Board of Directors
RSL Communications, Ltd.
Clarendon House
Church Street
Hamilton HM CX Bermuda

Gentlemen:

I hereby consent to my being named as a nominee for director of RSL Communications, Ltd. (the "Company") in the Company's Registration Statement on Form S-1 and to serve in such capacity if so elected.

Very truly yours,

/s/ Fred H. Langhammer

Fred H. Langhammer